 Exhibit 99.1

ParkerVision Reports Profitable First Quarter 2023

JACKSONVILLE, Fla., May 15, 2023 – ParkerVision, Inc. (OTCQB: PRKR) (“ParkerVision” or the "Company"), a developer and marketer of technologies and products for wireless applications, today announced results for the three months ended March 31, 2023.

First Quarter 2023 Summary and Recent Developments

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The Company recognized $25 million in revenue from patent license and settlement agreements and, after recognizing contingent legal fees and expenses, reported net income of $13.1 million in the first quarter of 2023.

●	To date, the Company has resolved patent infringement actions filed in the Western District of Texas against Buffalo, Zyxel, Hisense and, most recently, Intel.

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On May 4, 2023, the Company entered into a letter agreement with its litigation funder, receiving $5 million in new funding under its contingent payment agreement.  The new funds will be used for working capital purposes.

●	The Company continues to await its hearing date in the appeal of the Qualcomm case from the Middle District of Florida.

Jeffrey Parker, Chairman and Chief Executive Officer, commented, “Our profitable financial results this quarter indicate the significant impact of receiving licensing compensation for the unauthorized use of our technologies by others. We plan to continue to aggressively pursue licenses for our innovations both in and out of court.  The patents that are the subject of our enforcement actions represent innovations that we have invested hundreds of millions of dollars in over the last fifteen years to develop and bring these technologies to market and which we believe have become a mainstay for infringing companies.

Parker continued, "We expect to file additional enforcement actions in the near future as we continue to identify additional unauthorized users of our intellectual property.   We anticipate that the $5 million in new funding allows us to continue to pursue enforcement of our patent rights without the need to raise additional equity capital for the foreseeable future."

Financial Results

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ParkerVision reported net income for the first quarter of 2023 of $13.1 million, or $0.16 per common share, compared to a net income of $0.3 million, or $0.00 per common share for the first quarter of 2022.

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The increase in net income is the result of $25 million in revenue recognized on a patent license and settlement agreement reached in February 2023, offset by contingent legal fees and expenses incurred related to the agreement.

■	Our operating expenses increased approximately $10.2 million from the first quarter of 2022 to the first quarter of 2023, primarily as a result of recognized contingent legal fees and expenses.

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We realized cash and restricted cash from operations of approximately $13.2 million in the first quarter of 2023 compared to approximately $0.9 million in cash used for operations in the first quarter of 2022.  The increase is primarily the result of $13.9 million in restricted cash received from patent license and settlement agreements which was used to repay principal on our contingent payment obligation in May 2023.

●	We received approximately $0.8 million in cash from debt and equity financing in January 2023.

●	We recently received $5.0 million in new funding under our existing contingent payment arrangements.

About ParkerVision

ParkerVision, Inc. invents, develops and licenses cutting-edge, proprietary radio-frequency (RF) technologies that enable wireless solution providers to make and sell advanced wireless communication products.  ParkerVision is engaged in a number of patent enforcement actions in the U.S. to protect patented rights that it believes are broadly infringed by others. For more information, please visit www.parkervision.com. (PRKR-I)

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended.  All statements, other than statements of historical fact, included or incorporated in this press release are forward-looking statements.  The words "will," "plan," "believe," "expect," and "anticipate," and similar expressions are intended to identify these forward-looking statements.  The Company does not guarantee that it will actually achieve the plans, intentions or expectations disclosed in its forward-looking statements and you should not place undue reliance on the Company's forward-looking statements.

Forward-looking statements involve risks and uncertainties, and actual results could vary materially from these forward-looking statements.  There are a number of important factors that could cause the Company's actual results to differ materially from those indicated or implied by its forward-looking statements, including those important factors set forth under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2022 and disclosures in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2023., filed with the Securities and Exchange Commission.  Although the Company may elect to do so at some point in the future, the Company does not assume any obligation to update any forward-looking statement and it disclaims any intention or obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Cindy French
Chief Financial Officer
ParkerVision, Inc
cfrench@parkervision.com

(TABLES FOLLOW)

ParkerVision, Inc.

Balance Sheet Highlights

	(unaudited)
(in thousands)	March 31, 2023	December 31, 2022
Cash and cash equivalents	$135	$109
Restricted cash	13,925	-
Prepaid expenses and other current assets	250	274
Intangible assets & other noncurrent assets	1,259	1,368
Total assets	15,569	1,751

Current liabilities	2,895	2,257
Contingent payment obligations	45,448	45,797
Convertible notes, net of current portion	3,663	3,913
Other long-term liabilities	440	473
Shareholders’ deficit	(36,877)	(50,689)
Total liabilities and shareholders’ deficit	$15,569	$1,751

ParkerVision, Inc.

Summary Results of Operations (unaudited)

	Three Months Ended
(in thousands, except per share amounts)	March 31,
	2023	2022
Licensing revenue	$25,000	$-
Cost of sales	(43)	(3)
Gross margin	24,957	(3)

Selling, general and administrative expenses	12,085	1,933
Total operating expenses	12,085	1,933

Interest expense and other	(106)	(34)
Change in fair value of contingent payment obligations	349	2,302
Total other income, net	243	2,268

Net income	$13,115	$332

Basic earnings per common share	$0.16	$0.00
Diluted earnings per common share	$0.11	$0.00

Weighted average shares outstanding
Basic	83,968	77,553
Diluted	121,696	106,472

ParkerVision, Inc.

Summary of Cash Flows

(unaudited)

	Three Months Ended
(in thousands)	March 31,
	2023	2022
Net cash provided by (used in) operating activities	$13,154	$(872)
Net cash used in investing activities	-	-
Net cash provided by financing activities	797	40

Net increase (decrease) in cash, cash equivalents, and restricted cash	13,951	(832)

Cash, cash equivalents and restricted cash - beginning of period	109	1,030

Cash, cash equivalents and restricted cash - end of period	$14,060	$198